EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-140193 of Harris Stratex Networks, Inc. on Form S-1 of (1) our reports dated June 14, 2006, relating to the consolidated financial statements and financial statement schedule of Stratex Networks, Inc. (the “Company”) and (2) our report dated June 14, 2006, relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), incorporated by reference in this Current Report on Form 8-K.
/s/ Deloitte & Touche LLP
San Jose, California
February 1, 2007